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                                                                       Exhibit 1


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                           ROBOMATIX TECHNOLOGIES LTD.
                                 (THE "COMPANY")

            NOTICE OF AN ANNUAL GENERAL MEETING AND AN EXTRAORDINARY
                            MEETING OF SHAREHOLDERS

         Notice is hereby given that an annual general meeting (the "Annual General Meeting") and an extraordinary meeting (the "Extraordinary Meeting") (the Annual General Meeting and the Extraordinary Meeting are together referred to herein as the "Meetings") of the shareholders of Robomatix Technologies Ltd. (the "Company") will be held on Sunday, August 8, 1999 at 12:00 P.M. (Israel time), at the offices of Focus Capital Group Limited ("Focus Capital"), 1 Hashikma Street, Savyon, Israel.

         The agenda of the Annual General Meeting is as follows:

         (A) To reelect two (2) directors to the board of directors of the Company (the "Board") - Meir Arnon and Avikam Leef - and to elect two (2) additional directors to the Board as independent directors - Nathan Galperin and David Kenett - the independent directors' appointment will come into effect on the same date the D&O insurance policy to be obtained by the Company for its directors and officers comes into effect;

         (B) To receive and consider the auditors' report, the directors' report and the consolidated financial statements of the Company for the fiscal year ended December 31, 1997;

         (C) To receive and consider the auditors' report, the directors' report and the consolidated financial statements of the Company for the fiscal year ended December 31, 1998;

         (D) To appoint Kesselman & Kesselman as the Company's auditors for the fiscal year ended December 31, 1998 and for the fiscal year ended December 31, 1999 and to authorize the Board to fix the remuneration of the auditors in accordance with the volume and nature of their services.

         The agenda of the Extraordinary Meeting is as follows:

         (E) To approve the obtaining of D&O insurance coverage for an annual premium of up to fifty thousand United States dollars ($50,000) for the directors and officers of the Company;

         (F) To approve the management services agreement to be entered into by and between Focus Capital Group Ltd., a company controlled by Meir Arnon ("Focus Capital"), and the Company, pursuant to which Focus Capital will provide certain management services to the Company, such services to be performed by Meir Arnon and Avikam Leef, and such agreement will be effective as of October, 1998. The monthly management fee the Company will pay for such services will be as follows: (i) during the period commencing on October, 1998 until July, 1999, the monthly management fee will be twelve thousand United States dollars ($12,000); and (ii) during the period commencing on July, 1999 onward the monthly management fee will be fifteen thousand United States dollars ($15,000). Meir Arnon and Avikam Leef will be compensated by Focus Capital for their services with regard to said agreement;

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         (G) To approve the issuance of two separate options to Meir Arnon, or a company controlled by him, such options in effect until December 31, 1999, each option to receive a convertible debenture, one having a principal amount of one million eighty thousand United States dollars ($1,080,000), bearing interest at a rate not higher than a reasonable commercial interest rate, which will be convertible into three million (3,000,000) Ordinary Shares of the Company, each Ordinary Share having a nominal value of one and forty six one hundredths New Israeli Shekels (NIS 1.46) ("Ordinary Shares"), for a conversion price per share of thirty six one hundredths United States dollars ($0.36) for a period of two
(2) years, and the other having a principal amount of one million United States dollars ($1,000,000), bearing interest at a rate not higher than a reasonable commercial interest rate, which will be convertible into two million (2,000,000) Ordinary Shares for a conversion price per share of fifty one hundredths United States dollars ($0.50) for a period of three (3) years. In the event that as a result of changes in the representative United States dollar exchange rate into New Israeli Shekels the foregoing conversion prices become less than the nominal value of the Ordinary Shares, the relevant principal amount will be increased in an amount accordingly so that the conversion price will be equal to the nominal value of the Ordinary Shares. The rights of Meir Arnon, or a company controlled by him, under the convertible debenture will be pledged to an Israeli commercial bank as a security for a loan which will be the source of funds to be provided to the Company under the convertible debenture;

                  (H) To approve and ratify the issuance to Heinrich Manderman of options to purchase two million two hundred forty nine thousand eight hundred ninety three (2,249,893) Ordinary Shares of the Company, exercisable for a term of five (5) years commencing on March 1, 1999, for an exercise price of two United States Dollars ($2) per share, pursuant to a certain arrangement agreed upon by the Company and its principal creditors, a portion of such options being payment of a part of the debt owed to Heinrich Manderman by the Company and the remaining portion thereof as consideration for the forgiveness of the remainder of said debt;

                  (I) To amend the exercise period of the options to purchase Ordinary Shares of the Company issued to the Company's creditors by resolution 1(B) resolved at the extraordinary meeting of shareholders held on December 29, 1997, from a period of five (5) years commencing on January 31, 1998 to a period of five (5) years commencing on March 1, 1999;

                  (J) To authorize the Board to adopt an employee share option plan pursuant to which options to purchase seven hundred and fifty thousand (750,000) Ordinary Shares with a minimum exercise price per option of one and forty six one hundredths New Israeli Shekels (NIS 1.46) will be granted to present and future employees and consultants of the Company. Final terms of such plan shall be determined by the Board at a later date;

                  (K) To approve remuneration of all of the directors of the Company for services rendered in their capacity as directors as follows: (i) two hundred fifty United States dollars (US$250) is to be paid to each director for each meeting of the Board he attends; and (ii) five thousand United States dollars (US$5,000) is to be paid to each director for each year a


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director serves on the Board;

                  (L) To resolve as an extraordinary resolution that the authorized share capital of the Company be increased by creating ten million (10,000,000) additional Ordinary Shares each having a nominal value of one and forty six one hundredths New Israeli Shekels (NIS 1.46). The new authorized share capital of the Company following such an increase will be twenty nine million two hundred thousand New Israeli Shekels (NIS 29,200,000); and

        (M) Such other business as may properly come before the Meetings.


         The documents described above will be available for review at the Meetings.

         Shareholders of record at the close of business on July 1, 1999 are entitled to notice of and to vote at the Meetings. All shareholders are cordially invited to attend the Meetings in person.

         Shareholders who are unable to attend the Meetings in person are requested to complete, date and sign the enclosed proxy and to return it promptly in the pre-addressed envelope provided. Return of the proxy will not deprive any shareholder of his right to attend the Meetings, to revoke the proxy and vote his shares in person.

         Joint holders of shares should take note that, pursuant to Article 58 of the Articles of Association of the Company, the vote of the senior of joint holders of any shares who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s) of the shares, and for this purpose seniority will be determined by the order in which the names appear in the Company's Register of Members.


                            By Order of the Board of Directors,


                                   MEIR ARNON
                                   CHAIRMAN OF THE BOARD OF DIRECTORS



Dated: July 13, 1999